Exhibit 99.1

SOURCE: Walter Energy

February 20, 2013 16:00 ET

Walter Energy Announces Fourth Quarter and Full Year 2012 Results

BIRMINGHAM, AL—(Marketwire - Feb 20, 2013) - Walter Energy Inc. (NYSE: WLT) (TSX: WLT), the world’s leading, publicly traded “pure-play” producer of metallurgical (met) coal for the global steel industry, today announced results for the fourth quarter ended December 31, 2012 that reflect cost control initiatives, aggressive production management and disciplined capital spending, in light of significantly lower global pricing levels.

Revenues were $479 million in the fourth quarter of 2012, down from $703 million in the fourth quarter of 2011 primarily due to reduced demand and pricing for met coal. The realized price of met coal declined 39% compared with the fourth quarter of 2011. The Company reported a net loss for the quarter of $71 million or $1.13 loss per diluted share. This loss includes impairment and restructuring charges of $6.8 million primarily in connection with a reduction in spending at the Aberpergwm mine in the United Kingdom. Excluding these charges, adjusted net loss and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for the quarter were $66 million and $7 million, respectively. Results for the quarter also included a $71 million tax benefit.

For the year, the Company recorded revenues of $2.4 billion and a net loss of $1.1 billion including impairment and restructuring charges of $1.1 billion. Excluding these charges, the Company’s adjusted net income was $31 million and adjusted EBITDA was $412 million.

2012 Achievements

During 2012, the Company:

Achieved record metallurgical coal production of 11.7* million metric tons (MMTs)

Improved cash cost per ton of production of met coal by 6%

Enhanced liquidity and extended its debt maturities by issuing $500 million of senior notes due 2020

Improved the total reportable injury rate by 26% as compared with 2011

“Walter Energy made solid operational progress during 2012, in the face of challenging market conditions. We safely increased our production of met coal to a record 11.7* MMTs, strengthened our senior management team and put in place a highly competitive operating platform that reduced our cost of production,” said Walter Scheller, Chief Executive Officer. “In the fourth quarter, we responded to the lower pricing and demand environment by executing the strategy announced last quarter to reconfigure our Canadian operations in order to lower production and reduce costs. Further, we reduced spending at the Aberpergwm mine in the United Kingdom.”

Mr. Scheller continued, “Although there are clear signs of improving trends in global demand and pricing for met coal, our current outlook for 2013 remains cautious and we are focused on driving further efficiency in our business. We currently expect sales and production of met coal in 2013 to be in line with 2012. However, we are extremely well positioned to increase sales and production to capitalize on anticipated improvements in pricing and demand when market conditions warrant.”

Production

In the fourth quarter of 2012, Walter Energy produced 2.5 MMTs of met coal, down from a record third quarter 2012 production of 3.3 MMTs but an increase from the 2.3 MMTs produced in the fourth quarter of 2011.

Hard coking coal production decreased to 2.0 MMTs in the fourth quarter 2012 as compared with 2.4 MMTs in the third quarter 2012 and 1.8 MMTs in the fourth quarter 2011. Fourth quarter pulverized coal injection (PCI) production of 476,000 metric tons (MTs) decreased 51%, as compared to the 963,000 MTs produced in the third quarter of 2012 and 3% from the 489,000 MTs produced in the fourth quarter 2011.

Sales Volume and Price

In 2012, Walter Energy sold 10.4 MMTs of met coal, up 19% from 8.7 MMTs of met coal sales in 2011. Fourth quarter 2012 met coal sales volume totaled 2.5 MMTs as compared with 2.6 MMTs sold in the third quarter 2012 and 2.4 MMTs sold in the fourth quarter of 2011.

Met coal prices averaged $149 per MT in the quarter, a decrease of 22% from the average of $191 per MT in the third quarter of 2012 and a 39% decrease as compared with the $242 per MT of the fourth quarter 2011.

Cash Cost of Sales

The consolidated cash cost of sales for met coal was $135 per MT in the fourth quarter of 2012, as compared with $132 per MT in the third quarter of 2012 and $139 per MT in the fourth quarter of 2011.

In the U.S. operations, the cash cost of sales for met coal was $118 per MT in the fourth quarter of 2012 as compared with $119 per MT in the third quarter of 2012 and the fourth quarter of 2011.

In Canada, the cash costs of sales for met coal was $161 per MT in the fourth quarter of 2012, as compared with $166 per MT in the third quarter and $168 per MT in the fourth quarter of 2011.

Cash Cost of Production

The consolidated cash cost of production for met coal in the fourth quarter of 2012 was $95 per MT, a 20% improvement as compared with $119 per MT in the fourth quarter of 2011.

The cash cost of production for low-volatility hard coking coal improved to $74 per MT in the fourth quarter of 2012 from $77 per MT in the third quarter 2012 and $78 per MT in the fourth quarter of 2011. The cash cost of production for mid-volatility hard coking coal was $102 per MT in the fourth quarter of 2012 as compared with $95 per MT in the third quarter of 2012 and $113 per MT in the fourth quarter of 2011. The cash cost of production for low-volatility PCI was $125 per MT in the fourth quarter of 2012 as compared with $96 per MT in the third quarter of 2012 and $204 per MT in the fourth quarter of 2011.

Capital Expenditures

The Company’s capital expenditures were $60 million for the fourth quarter 2012 and $392 million for the year, compared with $121 million and $415 million, respectively in the prior year periods. For 2013, the Company continues to expect capital expenditures of approximately $220 million.

Liquidity

At the end of 2012, available liquidity was $445 million, consisting of cash and cash equivalents of $117 million plus $328 million of availability under the Company’s $375 million revolving credit facility. During the quarter, the Company issued $500 million in senior notes due in 2020 to enhance liquidity and improve our debt maturity profile.

Safety and Stewardship Highlights

Walter Energy’s emphasis on safety continues to show results as the majority of locations are achieving lower total reportable injury rates. On a consolidated basis, Walter’s total reportable injury rate decreased by 26% in 2012 as compared with 2011.

During 2012, Walter Energy earned safety awards in Canada, West Virginia and in our Alabama operations including the Sentinels of Safety Award sponsored by the National Mining Association, the Edward Prior Safety Award from the Office of the Chief Inspector of Mines from the Ministry of Natural Resource Operations in British Columbia, Canada and a Surface Mine Reclamation Award co-sponsored by the West Virginia Coal Association and the West Virginia Department of Environmental Protection.

Use of Non-GAAP Measures

This release contains the use of certain U.S. non-GAAP (Generally Accepted Accounting Principles) measures. These non-GAAP measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non GAAP measures may not be comparable to other similarly titled measures used by other entities. A reconciliation of non-GAAP to GAAP measures is provided in the financial section of this release.

Conference Call Webcast

The Company will hold a webcast to discuss fourth quarter and full year 2012 results on Thursday, February 21, 2013, at 9 a.m. EST. To listen to the live event, visit www.walterenergy.com.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure-play” metallurgical coal producer for the global steel industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,100 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: unfavorable economic, financial and business conditions; the global economic crisis; market conditions beyond our control; prolonged decline in the price of coal; decline in global coal or steel demand; prolonged or dramatic shortages or difficulties in coal production; our customer’s refusal to honor or renew contracts; our ability to collect payments from our customers; inherent risks in coal mining such as weather patterns and conditions affecting production, geological conditions, equipment failure and other operational risks associated with mining; title defects preventing us from (or resulting in additional costs for) mining our mineral interests; concentration of our mining operations in limited number of areas; a significant reduction of, or loss of purchases by, our largest customers; unavailability of cost-effective transportation for our coal; significant increase in competitive pressures and foreign currency fluctuations; significant cost increases and delays in the delivery of raw materials, mining equipment and purchased components; availability of adequate skilled employees and other labor relations matters; inaccuracies in our estimates of our coal reserves; greater than anticipated costs incurred for compliance with environmental liabilities or limitations on our abilities to produce or sell coal; our ability to attract and retain key personnel; future regulations that increase our costs or limit our ability to produce coal; new laws and regulations to reduce greenhouse gas emissions that impact the demand for our coal reserves; adverse rulings in current or future litigation; inability to access needed capital; availability of licenses, permits, and other authorizations may be subject to challenges; risks associated with our reclamation and mine closure obligations; failure to meet project development and expansion targets; risks associated with operating in foreign jurisdictions; risks related to our indebtedness and our ability to generate cash for our financial obligations; downgrade in our credit rating; our ability to identify suitable acquisition candidates to promote growth; our ability to successfully integrate acquisitions; volatility in the price of our common stock; our ability to pay regular dividends to stockholders; costs related to our post-retirement benefit obligations and workers’ compensation obligations; our exposure to litigation; and other risks and uncertainties including those described in our filings with the SEC. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in our most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on our website at www.walterenergy.com and on the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

* Inclusive of an approximate 200,000 favorable impact from the re-alignment of methodology for accounting for production between the US and Canada performed in the second quarter 2012.”

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

($ in thousands, except per share and share amounts)

Unaudited

	For the three months		For the years
	ended December 31,		ended December 31,
	2012	2011(1)	2012	2011(1)
Revenues:
Sales	$473,347	$707,433	$2,381,760	$2,562,325
Miscellaneous income (loss)	5,437	(4,427)	18,135	9,033
	478,784	703,006	2,399,895	2,571,358

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	430,608	455,888	1,796,991	1,561,112
Depreciation and depletion	92,720	72,709	316,232	230,681
Selling, general and administrative (2)	28,889	33,224	133,467	165,749
Postretirement benefits	13,213	10,011	52,852	40,385
Asset impairment and restructuring (3)	9,109	—	49,070	—
Goodwill impairment	(2,345)	—	1,064,409	—
	572,194	571,832	3,413,021	1,997,927

Operating income (loss)	(93,410)	131,174	(1,013,126)	573,431
Interest expense	(49,640)	(33,575)	(139,356)	(96,820)
Interest income	73	250	804	606
Other income (loss) (4)	774	6,246	(13,081)	17,606
Income (loss) from continuing operations before income tax expense	(142,203)	104,095	(1,164,759)	494,823
Income tax expense (benefit)	(71,232)	23,843	(99,204)	131,225
Income (loss) from continuing operations	(70,971)	80,252	(1,065,555)	363,598
Income from discontinued operations (5)	—	—	5,180	—
Net income (loss)	$(70,971)	$80,252	$(1,060,375)	$363,598

Basic income (loss) per share:
Income (loss) from continuing operations	$(1.13)	$1.29	$(17.04)	$6.03
Income from discontinued operations	—	—	0.08	—
Net income (loss)	$(1.13)	$1.29	$(16.96)	$6.03

Weighted average number of shares outstanding (6)	62,577,184	62,441,694	62,536,239	60,257,029

Diluted income (loss) per share:
Income (loss) from continuing operations	$(1.13)	$1.28	$(17.04)	$6.00
Income from discontinued operations	—	—	0.08	—
Net income (loss)	$(1.13)	$1.28	$(16.96)	$6.00

Weighted average number of diluted shares outstanding (6)	62,577,184	62,738,135	62,536,239	60,611,154

Comprehensive income (loss)	$(123,331)	$17,449	$(1,101,749)	$306,510

(1) Includes the results of Western Coal since the April 1, 2011 date of acquisition. Certain previously reported three months ended and year ended December 31, 2011 balances have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter. Previously reported three months ended net income decreased by $3.5 million and diluted earnings per share decreased by $0.06 per share. Previously reported year ended December 31, 2011 net income increased by $14.4 million and diluted earnings per share increased by $0.24 per share.

(2) The year ended December 31, 2011 includes $23.2 million of costs associated with the acquisition of Western Coal.

(3) The three months ended December 31, 2012 includes asset impairment and severance charges of $9.1 million in connection with plans to reduce development spending at the Aberpergwm underground mine in the U.K. and the year ended December 31, 2012 also includes an impairment charge of $40.0 million associated with the abandonment of a natural gas exploration project.

(4) The year ended December 31, 2012 includes losses on the sale and remeasurement to fair value of equity investments. The year ended December 31, 2011 includes a gain recognized on April 1, 2011 of $20.6 million as a result of remeasuring to fair value Western Coal shares acquired from Audley Capital in January 2011, partially offset by a net loss on the sale and remeasurement to fair value of our other equity investments.

(5) Discontinued operations includes the gain on the sale of our closed Kodiak operations, net of tax.

(6) In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as that used to calculate basic earnings per share.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months		For the years
	ended December 31,		ended December 31,
	2012	2011(1)	2012	2011(1)

REVENUES:
U.S. Operations	$325,837	$481,011	$1,728,363	$1,871,182
Canadian and U.K. Operations	152,412	221,502	668,313	698,054
Other	535	493	3,219	2,122
Revenues	$478,784	$703,006	$2,399,895	$2,571,358

OPERATING INCOME (LOSS) BEFORE IMPAIRMENTS AND RESTRUCTURING CHARGES:
U.S. Operations	$(3,302)	$129,351	$302,977	$561,370
Canadian and U.K. Operations	(76,903)	16,335	(159,393)	86,538
Other (2)	(6,441)	(14,512)	(43,231)	(74,477)
Operating income (loss) before impairment and restructuring charges	$(86,646)	$131,174	$100,353	$573,431

OPERATING INCOME (LOSS):
U.S. Operations	$(3,302)	$129,351	$188,696	$561,370
Canadian and U.K. Operations	(83,667)	16,335	(1,158,591)	86,538
Other (2)	(6,441)	(14,512)	(43,231)	(74,477)
Operating income (loss)	$(93,410)	$131,174	$(1,013,126)	$573,431

DEPRECIATION AND DEPLETION:
U.S. Operations	$42,505	$44,952	$173,140	$155,702
Canadian and U.K. Operations	49,737	27,553	141,713	74,203
Other	478	204	1,379	776
Depreciation and depletion	$92,720	$72,709	$316,232	$230,681

CAPITAL EXPENDITURES:
U.S. Operations	$40,902	$23,453	$162,535	$149,996
Canadian and U.K. Operations	18,807	97,639	224,583	264,476
Other	463	97	4,394	94
Capital expenditures	$60,172	$121,189	$391,512	$414,566

(1) Includes the results of Western Coal since the April 1, 2011 date of acquisition. Certain previously reported three months and year ended December 31, 2011 balances have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.

(2) Amounts for the year ended December 31, 2011 include $23.2 million of costs associated with the April 1, 2011 acquisition of Western Coal.

WALTER ENERGY, INC. AND SUBSIDIAIRES

SUPPLEMENTAL FNANCIAL DATA

(Ton information in 000’s metric tons and dollars in USD)

Unaudited

	3 Months Ended December 31, 2012			3 Months Ended December 31, 2011 (1)			3 Months Ended September 30, 2012
	U.S. Operations	Canadian and U.K. Operations (4)	Total	U.S. Operations	Canadian and U.K. Operations (4)	Total	U.S. Operations	Canadian and U.K. Operations (4)	Total
Total Metallurgical
Sales Metric Tons	1,506	1,040	2,546	1,390	1,011	2,401	1,880	743	2,623
Production Metric Tons	1,542	924	2,466	1,449	878	2,327	1,721	1,604	3,325
Average Net Selling Price	$153.64	$141.07	$148.51	$242.61	$241.70	$242.23	$196.41	$178.49	$191.34
Average Cash Cost of Sales per Ton (2)(3)	$118.05	$160.50	$135.39	$118.88	$167.62	$139.41	$118.91	$165.98	$132.24
Average Cash Cost of Production per Ton (2)	$86.62	$107.84	$94.57	$81.77	$180.21	$118.91	$85.45	$94.08	$89.61

Low Vol Hard Coking
Sales Metric Tons	828	4	832	775	—	775	939	47	986
Production Metric Tons	998	50	1,048	838	1	839	1,015	90	1,105
Average Net Selling Price	$162.39	$210.40	$162.63	$265.19	$—	$265.19	$213.80	$243.30	$215.14
Average Cash Cost of Sales per Ton (2)(3)	$98.86	not meaningful	$111.30	$121.79	$—	$121.79	$101.84	$329.41	$112.18
Average Cash Cost of Production per Ton (2)	$70.21	$146.93	$73.89	$77.72	$182.78	$77.77	$68.56	$170.50	$76.86

Mid Vol Hard Coking
Sales Metric Tons	467	528	995	317	488	805	678	256	934
Production Metric Tons	358	398	756	385	389	774	473	551	1,024
Average Net Selling Price	$143.43	$153.28	$148.65	$277.88	$273.21	$275.05	$191.99	$197.79	$193.58
Average Cash Cost of Sales per Ton (2)(3)	$143.22	$120.10	$130.97	$127.14	$169.94	$153.08	$135.74	$107.27	$127.94
Average Cash Cost of Production per Ton (2)	$122.47	$82.99	$101.70	$74.87	$150.29	$112.76	$113.60	$78.59	$94.74

High Vol Hard Coking
Sales Metric Tons	211	—	211	298	—	298	263	—	263
Production Metric Tons	186	—	186	225	—	225	233	—	233
Average Net Selling Price	$130.67	$—	$130.67	$149.42	$—	$149.42	$138.28	$—	$138.28
Average Cash Cost of Sales per Ton (2)(3)	$139.10	$—	$139.10	$127.22	$—	$127.22	$135.02	$—	$135.02
Average Cash Cost of Production per Ton (2)	$105.48	$—	$105.48	$108.69	$—	$108.69	$101.93	$—	$101.93

Low Vol PCI
Sales Metric Tons	—	508	508	—	523	523	—	440	440
Production Metric Tons	—	476	476	—	489	489	—	963	963
Average Net Selling Price	$—	$127.83	$127.83	$—	$212.29	$212.29	$—	$160.37	$160.37
Average Cash Cost of Sales per Ton (2)(3)	$—	$181.38	$181.38	$—	$165.44	$165.44	$—	$182.76	$182.76
Average Cash Cost of Production per Ton (2)	$—	$124.50	$124.50	$—	$204.03	$204.03	$—	$95.81	$95.81

Thermal
Sales Metric Tons	655	9	664	1,036	32	1,068	927	10	937
Production Metric Tons	552	7	559	965	28	993	805	9	814
Average Net Selling Price	$64.33	$124.44	$65.14	$60.74	$106.94	$62.13	$67.00	$117.55	$67.51
Average Cash Cost of Sales per Ton (2)(3)	$55.83	$70.31	$56.03	$66.92	$149.08	$69.40	$55.27	$131.48	$56.05
Average Cash Cost of Production per Ton (2)	$64.99	$—	$64.17	$55.43	$—	$53.84	$57.21	$—	$56.60

(1) Certain previously reported three months ended December 31, 2011 statistical information have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.

(2) Average Cash Cost of Sales per Ton is based on reported Cost of Sales and includes items such as freight, royalties, manpower, fuel and other similar production and sales cost items but excludes depreciation, depletion and post retirement benefits. Average Cash Cost of Production per Ton is based on period costs of mining and includes items such as manpower, fuel and other similar production items but excludes depreciation, depletion and post retirement benefits. Average Cash Cost per Ton are non-GAAP financial measures which are not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe Average Cash Cost per Ton are useful measures of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Average Cash Costof Sales per Ton may not be comparable to similarly titled measures used by other companies.

(3) Reconciliation of Cash Costs of Sales per Ton to Cost of Sales as disclosed (in thousands USD):

	Quarter Ended December 31, 2012 Actual	Quarter Ended December 31, 2011 Actual, Recast (1)	Quarter Ended Sept. 30, 2012 Actual
Cash Costs of Sales as calculated from above (sales tons times average cash cost per ton)	$381,907	$408,843	$399,382
Cash Costs of other products	48,701	47,045	49,383
Total Cost of Sales	$430,608	$455,888	$448,765

(4) During the third quarter of 2012, in our Canadian and U.K. operations certain metrics around tons included in production were realigned to align with how we account for production in the U.S. operations. Historically, the Canadian and U.K. operations were not recording tons produced until they were deemed finished goods. We revised this methodology to include all tons mined, no matter if in process or finished, as produced based on a clean coal tonnage equivalent. Our Form 8-K filed on November 5, 2012, includes a reconciliation of production statistics previously presented as compared with the realigned methodology from the Western Coal acquisition date of April 1, 2011 through June 30, 2012.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	December 31,	December 31,
	2012	2011(1)
ASSETS
Cash and cash equivalents	$116,601	$128,430
Receivables, net	256,967	313,343
Inventories	306,018	240,437
Deferred income taxes	58,526	61,079
Prepaid expenses	53,776	49,974
Other current assets	23,928	45,649
Total current assets	815,816	838,912
Mineral interests, net	2,965,557	3,056,258
Property, plant and equipment, net	1,732,131	1,631,333
Deferred income taxes	160,422	109,300
Goodwill	—	1,066,754
Other long-term assets	94,494	153,951
TOTAL ASSETS	$5,768,420	$6,856,508

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$18,793	$56,695
Accounts payable	114,913	112,661
Accrued expenses	184,875	229,067
Accumulated postretirement benefits obligation	29,200	27,247
Other current liabilities	206,473	63,757
Total current liabilities	554,254	489,427
Long-term debt	2,397,372	2,269,020
Deferred income taxes	921,687	1,029,336
Accumulated postretirement benefits obligation	633,264	550,671
Other long-term liabilities	251,272	381,537
TOTAL LIABILITIES	4,757,849	4,719,991
STOCKHOLDERS’ EQUITY (1)	1,010,571	2,136,517
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,768,420	$6,856,508

(1) The December 31, 2011 balance sheet has been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter. Retained earnings, a component of stockholders’ equity, was increased by $14.4 million, primarily due to a decrease in mineral interests depletion net of income tax expense applicable to 2011.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2012

($ in thousands, except per share amounts)

Unaudited

				Retained	Accumulated
			Capital in	Earnings	Other
		Common	Excess of	(Accumulated	Comprehensive
	Total	Stock	Par Value	Deficit)(1)	Income (Loss)

Balance at December 31, 2011, recast (1)	$2,136,517	$624	$1,620,430	$744,939	$(229,476)

Net loss	(1,060,375)			(1,060,375)
Other comprehensive income, net of tax	(41,374)				(41,374)
Stock issued upon the exercise of stock options	161	1	160
Dividends paid, $0.50 per share	(31,246)			(31,246)
Stock-based compensation	7,437		7,437
Excess tax benefits from stock-based compensation arrangements	217		217
Other	(766)	—	—	(766)
Balance at December 31, 2012	$1,010,571	$625	$1,628,244	$(347,448)	$(270,850)

(1) Retained earnings as of December 31, 2011 has been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price. The balance was increased by $14.4 million primarily due to a decrease in mineral interests depletion net of income tax expense applicable to 2011.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the years ended December 31,
	2012	2011(1)
OPERATING ACTIVITIES
Net income (loss)	$(1,060,375)	$363,598
Less income from discontinued operations	(5,180)	—
Income (loss) from continuing operations	(1,065,555)	363,598

Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:

Depreciation and depletion	316,232	230,681
Deferred income tax provision (credit)	(132,220)	66,803
Gain on investment in Western Coal Corp.	—	(20,553)
Impairment charges	1,107,512	—
Other	(36,801)	30,989

Decrease (increase) in current assets, net of effect of business acquisitions:
Receivables	44,378	(1,605)
Inventories	(62,630)	(1,885)
Prepaid expenses and other current assets	11,702	18,929

Increase in current liabilities, net of effect of business acquisitions:
Accounts payable	34,594	13,676
Accrued expenses and other current liabilities	112,695	6,233
Cash flows provided by operating activities	329,907	706,866

INVESTING ACTIVITIES
Additions to property, plant and equipment	(391,512)	(436,705)
Acquisition of Western Coal Corp., net of cash acquired	—	(2,432,693)
Proceeds from sales of investments	13,239	27,325
Other	898	1,413
Cash flows used in investing activities	(377,375)	(2,840,660)

FINANCING ACTIVITIES
Proceeds from issuance of debt	496,510	2,350,000
Borrowings under revolving credit agreement	510,650	71,259
Repayments on revolving credit agreement	(519,453)	(61,259)
Retirements of debt	(392,851)	(290,630)
Dividends paid	(31,246)	(30,042)
Net consideration paid upon exercise of warrants	(11,535)	—
Debt issuance costs	(24,532)	(80,027)
Other	(388)	12,646
Cash flows provided by financing activities	27,155	1,971,947
Cash flows used in continuing operations	(20,313)	(161,847)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by investing activities	9,500	—

EFFECT OF FOREIGN EXCHANGE RATES ON CASH	(1,016)	(3,668)

Net increase (decrease) in cash and cash equivalents	$(11,829)	$(165,515)

Cash and cash equivalents at beginning of period	$128,430	$293,410
Add: Cash and cash equivalents of discontinued operations at beginning of period	—	535
Net increase (decrease) in cash and cash equivalents	(11,829)	(165,515)
Cash and cash equivalents at end of period	$116,601	$128,430

(1) Includes the results of Western Coal since the April 1, 2011 date of acquisition. Certain previously reported year ended December 31, 2011 balances have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.

WALTER ENERGY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited

RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS, EBITDA AND ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months ended		For the years ended
	December 31,		December 31,
($ in thousands)	2012	2011(1)	2012	2011(1)

Income (loss) from continuing operations	$(70,971)	$80,252	$(1,065,555)	$363,598
Add: interest expense	49,640	33,575	139,356	96,820
Less: interest income	(73)	(250)	(804)	(606)
Add: income tax expense (benefit)	(71,232)	23,843	(99,204)	131,225
Add: depreciation and depletion expense	92,720	72,709	316,232	230,681
Earnings from continuing operations before interest, income taxes, and depreciation and depletion (EBITDA from continuing operations) (2)	84	210,129	(709,975)	821,718
Add: pretax income from discontinued operations	—	—	8,282	—
Earnings before interest, income taxes, and depreciation and depletion (EBITDA) (3)	84	210,129	(701,693)	821,718
Add: goodwill impairment	(2,345)	—	1,064,409	—
Add: asset impairment and restructuring charges	9,109	—	49,070	—
Adjusted EBITDA (4)	$6,848	$210,129	$411,786	$821,718

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months ended		For the years ended
	December 31,		December 31,
($ in thousands)	2012	2011(1)	2012	2011(1)

Net income (loss)	$(70,971)	$80,252	$(1,060,375)	$363,598
Less: income from discontinued operations	—	—	(5,180)	—
Add: asset impairment and restructuring charges, net of tax ($2.2 million and $17.2 million for three months and year ended December 31, 2012, respectively)	6,877	—	31,868	—
Add: goodwill impairment	(2,345)	—	1,064,409	—
Adjusted net income (loss) (5)	$(66,439)	$80,252	$30,722	$363,598

(1) Includes the results of Western Coal since the April 1, 2011 date of acquisition. Certain previously reported three months and year ended December 31, 2011 balances have been recast to reflect the effects of finalizing the allocation of the Western Coal purchase price during the 2012 first quarter.

(2) EBITDA from continuing operations is defined as earnings from continuing operations before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA from continuing operations is a financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other companies.

(3) EBITDA is defined as earnings before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA is a financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other companies.

(4) Adjusted EBITDA is defined as EBITDA further adjusted to exclude goodwill impairment and asset impairment and restructuring charges. Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(5) Adjusted net income (loss) is defined as net income (loss) excluding income from discontinued operations, net of tax, goodwill impairment and asset impairment and restructuring charges, net of tax. Adjusted net income (loss) is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted net income (loss) are significant in understanding and assessing our results of operations. Therefore, Adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income (loss) under generally accepted accounting principles.

Contact Information

Contact:
Paul Blalock
Vice President, Investor Relations
205.745.2627
paul.blalock@walterenergy.com